Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.'s 33-43902, 333-24215, 333-61980, 333-105185, 333-124356, 333-166345 and Form S-4 No. 33-32091) for W.W. Grainger, Inc. and in the related prospectuses of our reports dated February 27, 2013, with respect to the consolidated financial statements of W.W. Grainger, Inc. and the effectiveness of internal control over financial reporting of W.W. Grainger Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 27, 2013